Exhibit 99.1

OneWater Marine Inc. Announces Fiscal Third Quarter 2021 Results
Strong Execution Drove Significant Margin Expansion and Earnings Growth

Fiscal Third Quarter 2021 Highlights

•	Revenue of $404.2 million, despite industry-wide inventory challenges

•	Gross profit margin expands more than 800 basis points to 31%

•	Record Net income increased 27% to $51.6 million, or $3.04 per diluted share

•	Record Adjusted EBITDA[1] increased 33% to $65.5 million

•	Announced special dividend of $1.80 per share Class A Common Stock

BUFORD, GA – July 29, 2021 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal third quarter ended June 30, 2021.

“The OneWater team delivered strong third quarter results, expanding gross margin by more than 800 basis points and growing earnings per diluted share to $3.04, despite the lean inventory environment. Our sales associates have done an outstanding job meeting the heightened customer demand by effectively utilizing our powerful digital inventory tools to drive sales. Additionally, we made tremendous progress on building our higher margin service, parts and other business which further supported our growth in the quarter,” commented Austin Singleton, Chief Executive Officer at OneWater.

“Our operational efficiencies and superior execution to date further underscore OneWater’s resiliency. We continue to deliver on our multi-faceted growth strategy through strategic acquisitions and growing our higher margin, less cyclical service, parts and other business to expand market share and drive long-term shareholder value,” Mr. Singleton concluded.

For the Three Months Ended June 30	2021	2020	$ Change	% Change
	(unaudited, $ in thousands)
Revenues
New boat	$288,222	$294,678	$(6,456)	(2.2%)
Pre-owned boat	71,116	78,213	(7,097)	(9.1%)
Finance & insurance income	15,238	16,639	(1,401)	(8.4%)
Service, parts & other sales	29,631	18,743	10,888	58.1%
Total revenues	$404,207	$408,273	$(4,066)	(1.0%)

Fiscal Third Quarter 2021 Results

Revenue for the fiscal third quarter 2021 was $404.2 million, a decrease of 1.0% compared to $408.3 million in fiscal third quarter 2020. Industry-wide inventory challenges hampered sales of new and pre-owned boats in the fiscal third quarter 2021, compared to the prior year. Finance & insurance income was down in-line with boat sales. Partially offsetting this was a 58% increase in service, parts & other sales which grew $10.9 million in the fiscal third quarter 2021 as a result of the Company’s intensified focus on expanding this high margin, less cyclical business.

[1]	See reconciliation of Non-GAAP financial measures below.

During the fiscal third quarter 2021 same-store sales decreased 11%, following a 44% increase in the third quarter 2020 and is the result of the industry-wide supply-chain challenges. Same store sales for the third quarter and year-to-date 2021 when compared to the comparable periods in 2019 were 14% and 26%, respectively.

Gross profit totaled $127.0 million for the fiscal third quarter 2021, up $32.3 million from $94.7 million for the fiscal third quarter 2020. Gross profit margin of 31.4% increased 822 basis points compared to the prior year driven by the mix of boats sold and the sharp increase in high margin service, parts & other sales during the quarter.

Fiscal third quarter 2021 selling, general and administrative expenses totaled $60.5 million, or 15.0% of revenue, compared to $43.1 million, or 10.6% of revenue, in the fiscal third quarter of 2020. The increase in selling, general and administrative expenses as a percentage of revenue was due mainly to higher variable personnel costs driven by the increased level of profitability in the current year.

Net income for the fiscal third quarter of 2021 totaled $51.6 million, compared to $40.6 million in the fiscal third quarter of 2020. The significant increase was primarily due the mix of boats sold, the heightened level of gross profit during the quarter and the increase in service, parts & other sales.

Fiscal third quarter 2021 Adjusted EBITDA (see reconciliation of Non-GAAP financial measures) increased to $65.5 million, compared to $49.3 million for the fiscal third quarter of 2020.

As of June 30, 2021, the Company’s cash and cash equivalents balance was $113.2 million, an increase of $25.3 million compared to $88.0 million as of June 30, 2020. Total inventory as of June 30, 2021 decreased sequentially to $116.9 million compared to $186.1 million on March 31, 2021, due to the supply-chain shortages across the industry. Total long-term debt at June 30, 2021 was $115.7 million, less cash and cash equivalents yield net debt of $2.5 million, before the July 19, 2021 dividend payment.

Fiscal Year 2021 Guidance

The Company is raising its fiscal full year 2021 outlook for Adjusted EBITDA to be in the range of $150 million to $155 million and diluted earnings per share to be in the range of $6.60 to $6.80, excluding any acquisitions that may be completed later in the year. However, based on continued broad-based inventory challenges in the industry near-term, OneWater now expects same store sales to increase approximately 10%. This outlook assumes OneWater’s manufacturers can maintain production at the current pace allowing us to deliver presold units and build inventory, in the face of industry-wide supply chain constraints.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal first quarter earnings on Thursday, July 29, 2021 at 8:30 am Eastern time. The conference call may be accessed by dialing (866) 220-5793 in the U.S./Canada or (615) 622-8064 for participants outside the U.S./Canada using the Conference ID #8777164. This call is being webcast and can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium recreational boat retailers in the United States. OneWater operates 69 stores throughout 10 different states, seven of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, parts and accessories, finance and insurance products, maintenance and repair services and ancillary services such as boat storage.

Non-GAAP Financial Measures and Key Performance Indicators

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA as a measure of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non‐GAAP forward-looking measures, including Adjusted EBITDA guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to acquisition contingent consideration and transaction costs. Acquisition contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward looking Adjusted EBITDA is not available without unreasonable effort.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in the fair value of warrant liability, gain (loss) on contingent consideration, gain (loss) on extinguishment of debt and transaction costs. See reconciliation below.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the fair value adjustment of the warrants, gain or loss on contingent consideration, gain or loss on extinguishment of debt and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Same-Store Sales

We define same-store sales as sales from our stores excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our revenue on a same-store basis.  We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Cautionary Statement Concerning Forward-Looking Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: effects of industry wide supply chain challenges and our ability to maintain adequate inventory, changes in demand for our products and services, the seasonality and volatility of the boat industry, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of the COVID-19 pandemic and related governmental actions or restrictions on the Company’s business, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Revenues
New boat	$288,222	$294,678	$679,704	$530,249
Pre-owned boat	71,116	78,213	165,778	149,470
Finance & insurance income	15,238	16,639	32,990	29,047
Service, parts & other	29,631	18,743	69,429	43,168
Total revenues	404,207	408,273	947,901	751,934

Gross Profit
New boat	77,081	54,029	158,884	95,391
Pre-owned boat	18,550	14,619	40,212	26,667
Finance & insurance	15,238	16,639	32,990	29,047
Service, parts & other	16,083	9,398	36,088	20,353
Total gross profit	126,952	94,685	268,174	171,458

Selling, general and administrative expenses	60,476	43,134	143,685	103,822
Depreciation and amortization	1,475	824	3,816	2,375
Transaction costs	65	31	633	3,393
Loss on contingent consideration	-	-	377	-
Income from operations	64,936	50,696	119,663	61,868

Other expense (income)
Interest expense – floor plan	956	2,298	2,206	7,482
Interest expense – other	1,083	3,082	3,222	7,392
Change in fair value of warrant liability	-	-	-	(771)
Other (income) expense, net	(158)	(43)	(247)	22
Total other expense, net	1,881	5,337	5,181	14,125
Income before income tax expense	63,055	45,359	114,482	47,743
Income tax expense	11,498	4,737	20,559	5,209
Net income	51,557	40,622	93,923	42,534
Less: Net income attributable to non-controlling interests	-	-	-	350
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	17,054	26,255	31,158	26,732
Net income attributable to OneWater Marine Inc	$34,503	$14,367	$62,675	$15,452

Earnings per share of Class A common stock – basic	$3.14	$2.36	$5.77	$2.54
Earnings per share of Class A common stock – diluted	$3.04	$2.36	$5.63	$2.54

Basic weighted-average shares of Class A common stock outstanding	10,976	6,088	10,884	6,088
Diluted weighted-average shares of Class A common stock outstanding	11,341	6,097	11,143	6,093

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except par value and share data)
(Unaudited)

	June 30, 2021	June 30, 2020
Cash	$113,249	$87,989
Restricted cash	7,437	3,080
Accounts receivable, net	37,748	57,439
Inventories	116,873	171,300
Prepaid expenses and other current assets	32,251	10,880
Total current assets	307,558	330,688

Property and equipment, net	66,206	16,785

Other assets:
Deposits	504	356
Deferred tax assets	18,967	2,845
Identifiable intangible assets	74,004	61,304
Goodwill	151,564	113,059
Total other assets	245,039	177,564
Total assets	$618,803	$525,037

Accounts payable	$24,908	$25,154
Other payables and accrued expenses	56,098	20,414
Customer deposits	43,114	12,851
Notes payable – floor plan	108,160	176,061
Current portion of long-term debt	11,858	8,435
Current portion of tax receivable agreement liability	482	-
Total current liabilities	244,620	242,915

Other long-term liabilities	8,300	1,512
Tax receivable agreement liability, net of current portion	25,594	-
Long-term debt, net of current portion and unamortized debt issuance costs	103,885	108,780
Total liabilities	382,399	353,207

Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding as of June 30, 2021 and June 30, 2020	-	-
Class A common stock, $0.01 par value, 40,000,000 shares authorized, 11,661,575 shares issued and outstanding as of June 30, 2021 and 6,087,906 shares issued and outstanding as of June 30, 2020	117	61
Class B common stock, $0.01 par value, 10,000,000 shares authorized, 3,377,449 shares issued and outstanding as of June 30, 2021 and 8,462,392 shares issued and outstanding as of June 30, 2020	34	85
Additional paid-in capital	123,643	56,683
Retained earnings	58,956	15,452
Total stockholders’ equity attributable to OneWater Marine Inc	182,750	72,281
Equity attributable to non-controlling interests	53,654	99,549
Total stockholders’ equity	236,404	171,830
Total liabilities and stockholders’ equity	$618,803	$525,037

ONEWATER MARINE INC.
Reconciliation of Net Income to Adjusted EBITDA
($ in thousands)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
Description	2021	2020	2021	2020
Net income	$51,557	$40,622	$93,923	$42,534
Interest expense – other	1,083	3,082	3,222	7,392
Income tax expense	11,498	4,737	20,559	5,209
Depreciation and amortization	1,475	824	3,816	2,375
Loss on contingent consideration	-	-	377	-
Transaction costs	65	31	633	3,393
Change in fair value of warrant liability	-	-	-	(771)
Other (income) expense, net	(158)	(43)	(247)	22
Adjusted EBITDA	$65,520	$49,253	$122,283	$60,154